Exhibit 10.2

SUMMARY OF ORAL AGREEMENT WITH YUAN KUN DENG

Golden Dragon Enterprises Inc. (the “Company”) has an oral agreement with its sole officer, director, and shareholder, Yuan Kun Deng (“Deng”) whereby Deng will advance funds as need until the public offering is completed or fails.  The agreement between the Company and Deng is that no interest will be charged on the amounts advanced and the Company only has to repay the amount when it has sufficient funds to do so.